Exhibit 3.2

MEDEQUITIES REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

MedEquities Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), pursuant to resolutions duly adopted by unanimous written consent of the Board, dated January 14, 2015, has classified and designated 125 shares (the “Shares”) of Preferred Stock (as defined in the Charter), $0.01 par value per share, as 12.5% Series A Redeemable Cumulative Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

12.5% Series A Redeemable Cumulative Preferred Stock

(1) Designation and Number. A series of preferred stock, designated as the “12.5% Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.01 per share. The number of shares of the Series A Preferred Stock shall be 125.

(2) Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock (as defined in the Charter) and any other class of capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to such Series A Preferred Stock, (b) on a parity with any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Parity Stock”); and (c) junior to any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). Any authorization or issuance of Senior Stock or Parity Stock would require the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation). Any convertible or exchangeable debt securities that the Corporation may issue are not considered to be equity securities for these purposes.

(3) Dividends.

(a) The record holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board, out of funds legally available for the payment of dividends, at the rate of 12.5% per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid dividends thereon which are in arrears. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any shares of Series A Preferred Stock are issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Initial Issue Date”), and shall be payable annually in arrears on June 30 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Dividend Period” shall mean, with respect to the first Dividend Period, the period from and including the Initial Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent Dividend Period, the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accumulated dividends are to be calculated. Dividends shall be paid to holders of record of the Series A Preferred Stock as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series A Preferred Stock shall be credited first against the earliest accumulated but unpaid dividend due which remains payable.

(b) No dividends on the Series A Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accumulate whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends which would otherwise be prohibited, then such revaluation shall be done. Unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on the Series A Preferred Stock shall be first credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock shall be authorized pro rata.

(f) Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares in excess of the full cumulative dividends on the Series A Preferred Stock as described above.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 856 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the Capital Gains Amount allocable to holders of the Series A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all dividends accumulated and unpaid thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined below) then in effect, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accumulated and unpaid on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock.

(e) Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

(5) Redemption.

(a) Right of Optional Redemption. The Corporation, at its option and upon not less than 15 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price of $1,000 per share, plus all accumulated and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below) (the “Redemption Price”), plus a redemption premium per share (each, a “Redemption Premium”) as follows:

Period	Redemption Premium
Issuance date until December 31, 2016	$50
January 1, 2017 until December 31, 2017	$25
Thereafter	0

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Limitations on Redemption. Unless full cumulative dividends on all of the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any of the Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or any such purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of the Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d) Procedures for Redemption.

(i) Notice of redemption will be given by the Corporation not less than 15 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the Redemption Premium, if any; (D) the number of shares of Series A Preferred Stock to be redeemed; (E) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (F) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii) If notice of redemption of any of the Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any of the shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of the Series A Preferred Stock to be redeemed shall surrender such shares of Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for the shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price plus any applicable Redemption Premium and any accumulated and unpaid dividends payable upon such redemption. In case fewer than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Stock shall be irrevocable except that:

(A) The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

(B) Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e) Legally Available Funds. No shares of Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

(f) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

(6) Voting Rights. Except as provided in this Section 6, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any security senior to or on parity with the Series A Preferred Stock, (b) any amendment to the Charter (including these Articles Supplementary) which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or (c) any reclassification of the Series A Preferred Stock.

(7) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(8) Notice. All notices to be given to the holders of the Series A Preferred Stock shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number or electronic mail address shown by the records of the Corporation.

(9) Restriction on Ownership and Transfer.

(a) The Series A Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the ownership and transfer restrictions of the Charter applicable to Capital Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Capital Stock. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

(b) The Series A Preferred Stock may not be transferred except in the case of “Permitted Transfers.” The term “Permitted Transfers” shall mean transfers or assignments: (i) by the holder to the Corporation; (ii) by bequest or the laws of descent or distribution; (iii) in connection with a transfer to an unaffiliated third party pursuant to a merger, consolidation, stock-for-stock exchange, tender offer or similar transaction; (iv) to a family member or a controlled entity for bona fide estate planning purposes; (v) by a trust to the trust’s beneficiaries; (vi) pursuant to an effective registration statement under the Securities Act of 1933, as amended, simultaneously with registration of the Series A Preferred Stock under Section 12 of the Securities Exchange Act of 1934, as amended; and (vii) in reliance upon an available exemption from the registration requirements of the Securities Act of 1933, as amended. Transfers under clauses (ii), (iii), (iv), (v), (vi) and (vii) shall be subject to the transferee agreeing to be bound by the same restrictions on transfer.

SECOND: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD: These Articles of Amendment shall be effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the President and Chief Operating Officer of the Corporation and attested to by its Executive Vice President, Chief Financial Officer, Secretary and Treasurer on this 20th day of January, 2015.

MEDEQUITIES REALTY TRUST, INC.

By:	/s/ William C. Harlan
William C. Harlan
President and Chief Operating Officer

ATTEST:

By:	/s/ Jeffery C. Walraven
Jeffery C. Walraven
Executive Vice President, Chief Financial Officer, Secretary and Treasurer